PRESS RELEASE

Autoliv holds Capital Markets Day – updates targets and ambitions

(Ogden, Utah, USA, November 19, 2019) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, will hold a Capital Markets Day today in Utah, USA.

During the Capital Markets Day members of Autoliv management will outline the company’s strategy, operational strengths, growth opportunities, innovation roadmaps, financial plans and targets.

“We have a strong foundation to continue to create shareholder value. This Capital Markets Day is all about how Autoliv will harness the opportunities arising from technology advancements in production and products. We will outline our roadmaps for sales and profit growth and demonstrate hands on how we are well prepared to take operational excellence to the next level.” said Mikael Bratt, President and CEO of Autoliv.

The company’s strategy builds on an industry leading position, supported by a continued high level of order intake. For the first 10 months of 2019, Autoliv estimates its global share of orders was around 50%. From this strong foundation, Autoliv will broaden its mission to safety for mobility and society while transforming its operations for the new age of digitalization and automation throughout the whole value chain. This includes execution of structural efficiency programs, enhancing automation programs, and execute end-to-end value chain improvement programs.

Targets and ambitions

During the capital markets day, Autoliv will update and outline its targets and ambitions. The company will focus on visible near-term and sustainable long-term growth, profitability improvement and over-the-cycle resilience, cash flow generation for shareholder returns and strong balance sheet and prudent leverage policy to enhance shareholder value over the long-term.

Medium term (up to 3-5 years) targets: On average to grow sales organically* by 3-4% more per year than light vehicle production growth and the company aim to improve its adjusted operating margin* to around 12%, based on an assumed average light vehicle production growth of 1-2% per year.

Autoliv aim for a cash conversion* (operating cash flow less capex, net vs. net income) of at least 80%. The company maintains its target for leverage ratio (net debt to adj. EBITDA) of around 1x, with a range of 0.5x to1.5x.

Long term (beyond 5 years) ambitions: Our ambition remains to grow at least in line with our market. When our ongoing and planned strategic initiatives are fully implemented, the ambition is to further increase our earnings capacity, to an adjusted operating margin* of around 13%.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46-858720650

E-mail: stina.thorman@autoliv.com

2020 outlook

Looking into next year, we see potential tailwinds and headwinds. Potential tailwinds include raw material costs, organic growth from market share gains, positive impacts from ongoing cost reduction programs and a stabilization of light vehicle production. Potential headwinds include lower inflator replacement sales and higher depreciation and amortization. Considering these potential tailwinds and headwinds we expect a year over year improvement in adjusted operating margin*, absent unforeseen events.

For additional information or details, please see www.autoliv.com.

Presentation slides from management at the Capital Markets Day will be made available on the autoliv.com website under Investors – Presentations & Transcripts at 08.00, 10.50 and 11.30 AM MST on November 19, 2019.

Inquiries:

Investors & Analysts, Anders Trapp, Investor Relations, phone +46 (0)8 5872 0671

Investors & Analysts, Henrik Kaar, Investor Relations, phone +46 (0)8 5872 0614

Media: Stina Thorman, Communications, phone +46 (0)8 5872 0650

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Our close to 67,000 employees in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 19 test tracks. Sales in 2018 amounted to US $ 8,678 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (SSE: ALIV sdb). For more information go to www.autoliv.com.

Non-U.S. GAAP measures

*

In this press release we refer to non-U.S. GAAP measures such as “organic sales”, “adjusted operating margin,” “leverage ratio,” and “cash conversion,”. The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information. For an explanation of the reasons why management uses these figures and the detailed definitions of these measures, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2019, and the Company’s earnings release for the period ended September 30, 2019, filed on Form 8-K with the SEC on October 25, 2019.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46-858720650

E-mail: stina.thorman@autoliv.com

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc.

Box 70381, 107 24 Stockholm

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46-858720650

E-mail: stina.thorman@autoliv.com